Exhibit 10(d)

EXECUTION VERSION

BACKSTOP AGREEMENT

THIS BACKSTOP AGREEMENT (this “Agreement”), dated as of August 9, 2015, is made by and among Ovation Acquisition I, L.L.C., a Delaware limited liability company (the “Company”), Energy Future Holdings Corp., a Texas corporation (“EFH”), Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and the Investors set forth on Schedule 1 hereto, as it may be amended from time to time in accordance with this Agreement (each referred to herein individually as an “Investor” and collectively as the “Investors”). The Company, EFH, EFIH and each Investor are each referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, on April 29, 2014, EFH and certain entities in which it, directly or indirectly, holds an equity interest (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are currently pending before the Honorable Christopher S. Sontchi and jointly administered for procedural purposes only under Case No. 14-10979 (collectively, together with any proceedings relating thereto, the “Chapter 11 Cases”);

WHEREAS, the Debtors continue to operate their respective businesses as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, subject to approval of this Agreement, the Merger Agreement (as defined below) and certain related agreements by the Bankruptcy Court, EFH, EFIH and the Company have determined to engage in a strategic business combination as more fully set forth in the Merger Agreement;

WHEREAS, prior to the First Closing Date, the Company will be converted into a corporation incorporated in either Delaware or Maryland as determined by the Company (the “Conversion”);

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company, Ovation Acquisition II, L.L.C., a Delaware limited liability company (“OV2”), EFH and EFIH are entering into a Purchase Agreement and Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which EFH will merge (the “Merger”) with and into the Company, on the terms and subject to the conditions contained in the Merger Agreement with the Company surviving such Merger (the “Surviving Company”); and

WHEREAS, pursuant to the Plan of Reorganization (as defined in the Merger Agreement), the Company will obtain a portion of the equity funding required to consummate the transactions contemplated by the Merger Agreement and the Plan of Reorganization through an equity rights offering on the terms and subject to the conditions set forth in this Agreement and the Plan of Reorganization which will involve the distribution of Rights (as defined below) to Rights Offering Participants (as defined below);

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below. All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

“Allotted Portion” means, with respect to any Investor, the percentage equal to (i) (A) the Backstop Commitment of such Investor less (B) the aggregate Purchase Price paid or funded in accordance with this Agreement, as of the relevant time of determination, for the exercise of Rights by such Investor (excluding Rights issued in connection with any Allowed TCEH First Lien Secured Claims held by such Investor), divided by (ii) (A) the aggregate Backstop Commitments of all Investors, less (B) the aggregate Purchase Price paid or funded in accordance with this Agreement for the exercise of Rights by all Investors (excluding Rights issued in connection with any Allowed TCEH First Lien Secured Claims held by Investors), as of the relevant time of determination.

“Allowed TCEH First Lien Secured Claims” has the meaning ascribed to such term in the Plan of Reorganization.

“Backstop Commitment” means (i) with respect to each Investor, the aggregate funding commitment of each Investor pursuant to this Agreement as set forth opposite such Investor’s name on Schedule 1 (as it may be amended from time to time in accordance with this Agreement) and (ii) with respect to all Investors, the aggregate Backstop Commitments of all Investors in an amount equal to $5,087,250,000. For greater certainty, the Unsubscribed Shares Commitment shall be treated as a portion of the Backstop Commitment.

“Commitment Joinder Agreement” means a joinder agreement substantially in the form attached as Exhibit A hereto.

“Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered to EFH, EFIH and the Investors by the Company prior to entering into this Agreement.

“Eligible Financial Institution” means a financial institution having a long-term senior unsecured indebtedness rating of at least “A-” by Standard & Poor’s Ratings Services or Fitch Ratings Inc. or at least “A3” by Moody’s Investors Service, Inc.

“Exercising Holder” means each Rights Holder that has validly exercised and not withdrawn its exercise of Rights in accordance with the terms and conditions hereof.

“Expiration Time” means the date that is twenty (20) days after the Rights Distribution Date, or any later date and time as the Company shall specify in a notice provided to the Investors and EFH no later than 9:00 a.m., Eastern time, on the Business Day immediately preceding the then scheduled Expiration Time; provided, that if the Expiration Time is later than the date that is sixty (60) days after the Rights Distribution Date, such date shall be determined with the prior written consent of EFH and EFIH, acting together, such consent not to be unreasonably withheld.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Private Rights Offering” means the offering of Rights and the shares of Common Stock that may be purchased upon the exercise thereof to the Investors and the applicable holders of Allowed TCEH First Lien Secured Claims that initially elect in accordance with Section 2.2(c) to fund the Purchase Price of the Rights by providing a Qualifying Letter of Credit to the Company.

“Prospectus” means the final prospectus contained in the Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Registration Statement.

“Public Rights Offering” means the offering, conducted pursuant to the Registration Statement, of Rights and the shares of Common Stock that may be purchased upon the exercise thereof to Rights Offering Participants, other than the Investors and the applicable holders of Allowed TCEH First Lien Secured Claims that elect to fund the Purchase Price of the Rights by providing a Qualifying Letter of Credit to the Company, subject to Section 2.2(c).

“Qualifying Letter of Credit” means an irrevocable standby letter of credit (without contingency or conditions) issued by an Eligible Financial Institution which names the Subscription Agent as the sole beneficiary thereof.

“Registration Statement” means the Registration Statement to be filed with the SEC relating to the Public Rights Offering and all Common Stock to be issued pursuant thereto.

“Rights Holder” means a Rights Offering Participant that is the holder of a Right.

“Rights Offering” means the Public Rights Offering and the Private Rights Offering.

“Rights Offering Allowed Claims” has the meaning ascribed to such term in the Plan of Reorganization.

“Rights Offering Participants” has the meaning ascribed to such term in the Plan of Reorganization.

“Rights Offering Record Date” means the date following the date of the Confirmation Order as determined by the Company as of which a Person must be a Rights Offering Participant of record in order to be eligible to receive Rights.

“Securities Act Effective Date” means the date and time as of which the Registration Statement, or the most recent post-effective amendment thereto, is declared effective by the SEC.

“Shares” means shares of Common Stock.

“Subscription Agent” means a subscription agent selected by the Company.

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of.

“Unsubscribed Shares” means the total number of Shares issuable to Rights Holders (other than Rights Holders that are holders of Allowed TCEH First Lien Secured Claims, subject to Section 2.1) pursuant to Rights offered in the Rights Offering as to which (i) such Rights Holders have not exercised their Rights during the Rights Exercise Period or (ii) such Rights Holders have validly withdrawn a previous exercise of Rights in accordance with Section 2.2(h).

Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Affiliated Transferee	Section 3.5(a)
Agreement	Preamble
Alternative Financing	Section 3.3(a)
Backstop Commitment Beneficiaries	Section 3.5(a)
Backstop Commitment Party	Section 3.5(a)
Backstop Funding Date	Section 3.2(a)
Backstop Premium	Section 4.1(a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Certification Date	Section 3.5(a)
Chapter 11 Cases	Recitals
Company	Preamble
Conversion	Recitals
Cure Period	Section 3.3(a)
Debtors	Recitals
Default Amount	Section 3.3(a)
Defaulting Investor	Section 3.3(a)
Determination Date	Section 2.2(e)
EFH	Preamble
EFIH	Preamble
Escrow Account	Section 2.2(h)
Escrow Agreement	Section 2.2(h)
Excess Shares	Section 2.2(j)
Exercising Certification	Section 2.2(d)
Expense Reserve	Section 2.2(k)
Forfeited Fee	Section 3.3(b)
Investor	Preamble
Investor Default	Section 3.3(a)
Investor Shares	Section 6.1(e)
Issuing Certification	Section 2.2(f)
Merger	Recitals
Merger Agreement	Recitals
Non-Defaulting Investors	Section 3.3(a)
OV2	Recitals
Overfunding Party	Section 3.3(a)
Party	Preamble
Pro Rata Share	Section 3.3(a)
Purchase Notice	Section 2.2(e)
Purchase Price	Section 2.1
Reduction Notice	Section 3.2(d)
Related Party	Section 11.9
Right	Section 2.1
Rights Distribution Date	Section 2.2(b)
Rights Exercise Period	Section 2.2(d)
Specific Performance Right	Section 11.8
Surviving Company	Recitals

Defined Term	Section
Transaction Fees	Section 2.2(k)
Transferee Investor	Section 3.5(a)
Transferred Backstop Commitment	Section 3.5(a)
Unsubscribed Shares Commitment	Section 3.1

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h) references to “day” or “days” are to calendar days;

(i) references to “the date hereof” means as of the date of this Agreement;

(j) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect as of the applicable date; and

(k) references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

RIGHTS OFFERING

Section 2.1 The Rights Offering. Pursuant to the Rights Offering, the Company will distribute, in accordance with this Agreement and the Plan of Reorganization, to each Rights Offering Participant (including each Investor that is a Rights Offering Participant) that number of rights (each, a “Right”) that will enable (i) such Rights Holder that is a Rights Offering Participant (excluding holders of Allowed TCEH First Lien Secured Claims) to purchase its pro rata portion (as specified in Section 2.2(b)(i)) of the Shares to be issued in the Rights Offering, at a purchase price per Share, which will be the same for all Rights Holders (and all Equity Commitment Parties (as defined in the Equity Commitment Letter) with respect to shares of Common Stock purchased pursuant to the Equity

Commitment Letter), and shall be determined by the Company prior to the Rights Distribution Date (such per Share purchase price, the “Purchase Price”), which would result (if fully subscribed) in the receipt of aggregate gross proceeds to the Company of $5,087,250,000 and (ii) such Rights Holder that is a holder of an Allowed TCEH First Lien Secured Claim to purchase its pro rata portion (as specified in Section 2.2(b)(ii)) of the Shares to be issued in the Rights Offering, at the Purchase Price, which would result (if fully subscribed) in the receipt of aggregate gross proceeds to the Company of $700,000,000. Notwithstanding anything to the contrary herein, if any Rights issuable pursuant to Section 2.1(i) become Assigned C5 Rights (as defined in the Plan of Reorganization), the Shares issuable upon exercise of such Rights shall not be excluded from the calculation of an Investor’s Allocated Portion or the number of Unsubscribed Shares and the Backstop Commitments shall not be altered or reduced as a result of such assignment. The Company will conduct the Rights Offering in accordance with this Agreement and the Plan of Reorganization. Notwithstanding the foregoing, the aggregate gross proceeds to be raised from Rights offered to Rights Offering Participants (excluding holders of Allowed TCEH First Lien Secured Claims) may be reduced in accordance with Section 2.1 of the Company Disclosure Letter at any time prior to or following the Plan Effective Date, and the number of Shares to be offered in, or sold pursuant to, such Rights Offering to Rights Offering Participants (excluding holders of Allowed TCEH First Lien Secured Claims) shall be reduced accordingly on a pro rata basis. Notwithstanding anything to the contrary herein, to the extent a Rights Offering Participant is the holder of both Allowed TCEH First Lien Secured Claims and other Rights Offering Allowed Claims, such Rights Offering Participant shall be entitled to receive Rights pursuant to both Section 2.1(ii) in respect of its Allowed TCEH First Lien Secured Claims and Section 2.1(i) in respect of its other Rights Offering Allowed Claims, and such Rights Offering Participant shall not be excluded from any group of Rights Holders or, if applicable, Investors, solely by virtue of its holding both Allowed TCEH First Lien Secured Claims and other Rights Offering Allowed Claims,

Section 2.2 Procedure of Rights Offering. The Rights Offering will be conducted as follows:

(a) On the terms and subject to the conditions of this Agreement and pursuant to the Plan of Reorganization, the Company shall offer the Shares for subscription by Rights Holders pursuant to the Rights Offering.

(b) The Company shall, no later than twenty (20) Business Days after the later of the date the Bankruptcy Court has entered the Confirmation Order and the Securities Act Effective Date, issue to (i) each Rights Offering Participant (other than in respect of Allowed TCEH First Lien Secured Claims) as of the Rights Offering Record Date (the date of such issuance, the “Rights Distribution Date”) sufficient Rights to purchase its pro rata portion of the aggregate number of Shares offered to the Rights Offering Participants in the Rights Offering (pursuant to Section 2.1(i)), based on the Rights Offering Allowed Claims held by such Rights Offering Participant (other than in respect of an Allowed TCEH First Lien Secured Claim) in relation to the aggregate amount of Rights Offering Allowed Claims held by all Rights Offering Participants (other than in respect of Allowed TCEH First Lien Secured Claims), and (ii) each holder of an Allowed TCEH First Lien Secured Claim as of the Rights Offering Record Date sufficient Rights to purchase its pro rata portion of the aggregate number of Shares offered to holders of Allowed TCEH First Lien Secured Claims in the Rights Offering pursuant to Section 2.1(ii), based on the Allowed TCEH First Lien Secured Claims held by such holder of Allowed TCEH First Lien Secured Claims in relation to the aggregate amount of Allowed TCEH First Lien Secured Claims held by all holders of Allowed TCEH First Lien Secured Claims.

(c) Except to the extent otherwise determined by the Company, the Rights Offering will be conducted as a Private Rights Offering and as a Public Rights Offering as follows: (i) the Private Rights Offering shall be made to each holder of Allowed TCEH First Lien Secured Claims that is party to the Plan Support Agreement which would be entitled to Rights to purchase (together with any other holder of Allowed First Lien Secured Claims that is a direct or indirect Subsidiary or Affiliate of, or investment fund, fund or account that is advised, managed or controlled by, such holder or its Affiliates) such number of Shares in the Rights Offering having an aggregate Purchase Price of at least $50 million and each Investor that, in each case, elects to fund the Purchase Price of any portion of its Rights by providing a Qualifying Letter of Credit to the Company, with each such holder of Allowed TCEH First Lien Secured Claims or Investor receiving such Rights and being entitled to purchase the Shares underlying such Rights in a private placement pursuant to an exemption from the registration requirements under the Securities Act provided by Section 4(a)(2) under the Securities Act, provided that such holder of Allowed TCEH First Lien Secured Claims or Investor is an “accredited investor” within the meaning of Rule 501 under the Securities Act; and (ii) the Public Rights Offering will be made to all other Rights Offering Participants and holders of Allowed TCEH First Lien Secured Claims as of the Rights Offering Record Date pursuant to the Registration Statement. The Company and EFH shall distribute the Prospectus and any related materials to each Rights Offering Participant in the Public Rights Offering. Each of the Registration Statement and Prospectus shall be in form and substance reasonably acceptable to the Company, EFH and EFIH. Subject to applicable securities laws, (A) Investors shall have the ability to elect to participate in the Public Rights Offering or the Private Rights Offering, in each case with respect to all or a portion of such Investor’s Rights and at any time until the date that is ten (10) Business Days prior to the initial filing of the Registration Statement or such later date as may be determined by the Company and (B) the Company may, in its sole discretion, permit Investors to participate in both the Public Rights Offering and the Private Rights Offering by funding a portion of the Purchase Price of the Rights that it exercises in cash and a portion of such amount by way of a Qualifying Letter of Credit. For the avoidance of doubt, the Company may decide in its sole discretion to conduct the Rights Offering solely as a Public Rights Offering, permitting the Investors to fund all or a portion of the aggregate Purchase Price of such Rights exercised by the Investors by way of a Qualifying Letter of Credit, if, after consultation with the U.S. Securities and Exchange Commission, the Company determines that it is possible to conduct the Rights Offering as a public offering while retaining the possibility of allowing funding through Qualifying Letters of Credit to certain Investors and/or holders of Allowed TCEH First Lien Secured Claims in compliance with applicable securities laws.

(d) The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the Rights Distribution Date and ending at the Expiration Time. In order to validly exercise a Right, a Rights Holder must deliver to the Subscription Agent a written certification (the “Exercising Certification”) that such Rights Holder holds Rights Offering Allowed Claims or Allowed TCEH First Lien Secured Claims (with respect to each exercising Rights Holder, its “Reported Claim”). In addition, the Plan of Reorganization shall provide that to validly exercise a Right, a Rights Holder shall, during the Rights Exercise Period, (i) return a duly executed subscription document to the Subscription Agent electing to exercise all or a portion of the Rights held by such Rights Holder and (ii) pay an amount equal to the aggregate Purchase Price for the number of Shares that such Rights Holder validly elects to purchase pursuant to its Right in accordance with Section 2.2(h). In the Public Rights Offering, the payment of the aggregate Purchase Price for the exercise of Rights shall be made by wire transfer of cash in immediately available funds into the Escrow Account (as defined below) in accordance with Section 2.2(h). In the Private Rights Offering, the payment of the aggregate Purchase Price for the exercise of Rights shall be made by delivery to the Subscription Agent of a Qualifying Letter of Credit. Nothing in this Agreement shall prevent an Investor that has funded its Purchase Price for the exercise of Rights by way of a Qualifying Letter of Credit from funding into the Escrow Account an amount of cash equal to all or a portion of the Qualifying Letter of Credit in order to reduce the amount funded by way of a Qualifying Letter of Credit, provided that the Shares underlying such Rights shall remain a part of the Private Rights Offering. The Rights are not separately transferable from the Rights Offering Allowed Claims or Allowed TCEH First Lien Secured Claims held by the applicable Rights Holder.

(e) No later than the fifth (5th) Business Day following the date on which the Expiration Time occurs (the “Determination Date”), the Subscription Agent shall deliver to each Investor, the Company, EFH and EFIH a written certification of (i) the number of Shares validly elected to be purchased by Rights Holders pursuant to the Rights, (ii) the aggregate Purchase Price therefor paid by Rights Holders in the Rights Offering, and (iii) the number of Unsubscribed Shares, if any, and the aggregate Purchase Price therefor (a “Purchase Notice”).

(f) At least twenty (20) Business Days prior to the First Closing Date or such shorter period as the Company and the Subscription Agent agree, the Company shall instruct the Subscription Agent to deliver to each Exercising Holder a written notice instructing such Exercising Holder to deliver to the Subscription Agent a written certification (the “Issuing Certification”), no later than a date determined by the Company and included in such notice, that such Rights Holder holds an aggregate principal amount of Rights Offering Allowed Claims or Allowed TCEH First Lien Secured Claims equal to the lesser of (i) $1,000,000 and (ii) its Reported Claim. If an Exercising Holder does not deliver the Issuing Certification by the date set out in the notice specified in the previous sentence, (A) it shall forfeit its Rights and any amounts paid by it or on its behalf in connection with the exercise of its Rights, and (B) the Company shall have the right to offer and sell the Shares represented by such Exercising Holder’s Rights on its behalf to any Person or Persons in the Company’s sole discretion.

(g) On the First Closing Date, in accordance with the terms of the Merger Agreement, the Company will issue, solely in book-entry form (except to the extent that an Investor requests in writing delivery of a physical Share certificate), to each Rights Holder that validly exercised Rights and delivered the Purchase Price in respect thereof in accordance with this Agreement, the number of Shares to which such Rights Holder is entitled based on such exercise. All such Shares will be issued with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any, including pursuant to Section 1146 of the Bankruptcy Code) in connection with such delivery duly paid by the Surviving Company out of the proceeds of the Equity Financing.

(h) All amounts paid by the Rights Holders in the Rights Offering in connection with the exercise of their Rights shall be held for the benefit of the Company in a non-interest-bearing escrow account (the “Escrow Account”) established by the Company with the Subscription Agent. The Escrow Agreement (the “Escrow Agreement”) by and among the Company, EFH, EFIH and the Subscription Agent establishing such Escrow Account shall be on terms reasonably acceptable to EFH, EFIH and the Company and shall provide, among other things, that: (i) any funds in the Escrow Account shall be released to the Company and the Subscription Agent shall be able to draw on the Qualifying Letters of Credit only upon the express written instruction of the Company in accordance with Section 3.2(b) and (ii) all fees and expenses of the Subscription Agent in connection therewith shall be paid by the Company. The funds held in such Escrow Account shall only be released to the Company, the Investors and the Rights Holders, in each case in the circumstances expressly permitted in this Agreement.

(i) Each Rights Holder that validly exercised its Rights shall be entitled, upon written notice to the Company, to irrevocably withdraw a previous exercise of Rights after the withdrawal deadline established in the Registration Statement if (i) there are changes to the Plan of Reorganization after the withdrawal deadline that the Bankruptcy Court determines are materially adverse to the Rights Holders and (ii) the Bankruptcy Court requires resolicitation of votes under Section 1126 of the Bankruptcy Code or an opportunity to change previously cast acceptances or rejections of the Plan of Reorganization. If any Rights Holder validly exercises a withdrawal right, the Subscription Agent shall promptly, and in any event within two (2) Business Days after such withdrawal, deliver to each Investor, the Company, EFH and EFIH a written update to the Purchase Notice certifying (i) the number of Shares validly elected to be purchased by Rights Holders pursuant to the Rights, taking such withdrawals into account and (ii) the aggregate Purchase Price therefor paid by Rights Holders in the Rights Offering, taking such withdrawals into account and (iii) the number of Unsubscribed Shares, if any, and the aggregate Purchase Price therefor, taking such withdrawals into account. Promptly following receipt of such update, (i) each Rights Holder in the Private Rights Offering that has validly withdrawn all or a portion of a previous exercise of Rights and had funded all or a portion of the payment of its Purchase Price with a Qualifying Letter of Credit, shall cause any Qualifying Letter of Credit issued on its behalf, and that does not, by its terms, provide for the automatic reduction of the amount of such Qualifying Letter of Credit in accordance with this Section 2.2(i), to be promptly replaced with a new Qualifying Letter of Credit in an amount equal to such Exercising Holder’s reduced aggregate Purchase Price, if any, (after taking into account such withdrawal and the amount of any cash which will remain in the Escrow Account in respect of such reduced aggregate Purchase Price, if any) and the Company shall promptly give written instruction to the Subscription Agent to release to each such Rights Holder from the Escrow Account each Qualifying Letter of Credit that has been so replaced and (ii) with respect to each Rights Holder that has validly withdrawn all or a portion of a previous exercise of Rights and had funded all or a portion of the payment of its Purchase Price in cash into the Escrow Account, the Company shall deliver written instructions to the Subscription Agent to release from the Escrow Account any cash in excess of such Rights Holder’s reduced aggregate Purchase Price, if any, (after taking into account such withdrawal and the amount of any Qualifying Letter of Credit that will remain in the Escrow Account in respect of such reduced aggregate Purchase Price).

(j) If the number of Shares to be offered or sold in the Rights Offering is reduced in accordance with Section 2.1 after the Expiration Time, then no adjustment to the per Share Purchase Price shall be made, but the Subscription Agent shall make appropriate adjustment to reduce the number of Shares (the number of reduced Shares referred to as “Excess Shares”) to be purchased by, and issued to, each applicable Exercising Holder on a pro rata basis to reflect the Excess Shares (and the aggregate Purchase Price payable by each Exercising Holder shall be proportionately reduced). In such event, the Company shall, or shall cause the Subscription Agent to, promptly deliver to each Exercising Holder, EFH and EFIH a written notice of such reduction. Promptly following receipt of such notice, (i) each Exercising Holder in the Private Rights Offering that has funded the payment of its Purchase Price with a Qualifying Letter of Credit, shall cause any Qualifying Letter of Credit issued on its behalf, and that does not, by its terms, provide for the automatic reduction of the amount of such Qualifying Letter of Credit in accordance with this Section 2.2(j), to be promptly replaced with a new Qualifying Letter of Credit in an amount equal to such Exercising Holder’s reduced aggregate Purchase Price (after taking into account any cash which will remain in the Escrow Account in respect of such reduced aggregate Purchase Price), and the Company shall promptly give written instruction to the Subscription Agent to release to each such Exercising Holder from the Escrow Account each Qualifying Letter of Credit that has been so replaced and (ii) with respect to each Exercising Holder that funded all or a portion of the payment of its Purchase Price in cash into the Escrow Account, the Company shall deliver written instructions to the Subscription Agent to release from the Escrow Account any cash in excess of such Exercising Holder’s reduced aggregate Purchase Price (after taking into account the amount of any Qualifying Letter of Credit that will remain in the Escrow Account in respect of such reduced aggregate Purchase Price).

(k) It is understood and agreed that the Company may become obligated under the Merger Agreement or other Transaction Agreements to pay certain fees and expenses in connection with the transactions contemplated under the Merger Agreement (including approximately $27,500,000 to the Lenders under the Fee Letter) prior to First Closing (collectively “Transaction Fees”) and that such Transaction Fees are for the benefit of the Investors and the Exercising Holders. For the purpose of ensuring that each Exercising Holder pays its proportionate share of any Transaction Fees, the Escrow Agreement shall provide that the Subscription Agent shall establish from the amount funded into the Escrow Account a reserve in the amount of $44,800,000 (the “Expense Reserve”), from which any Transaction Fees shall be paid in accordance with this Section 2.2(k). Consequently, if any of the Transaction Fees become due and payable, Exercising Holders and each Investor shall be responsible for their respective proportionate shares of such Transaction Fees and the Company may give written instruction to the Subscription Agent to release such proportionate share of the Transaction Fees from the Expense Reserve for the purpose of paying the Exercising Holders’ proportionate shares of such Transaction Fees. In connection with any amount to be released under this Section 2.2(k), the Company shall instruct the Subscription Agent to draw an appropriate amount from each Qualifying Letter of Credit delivered to the Subscription Agent pursuant to Section 2.2(d) and to allocate such amount to the Expense Reserve in order to give effect to the foregoing. For the purpose of this Section 2.2(k), the proportionate share of each Exercising Holder shall be calculated by dividing (i) the total Purchase Price paid by such Exercising Holder by (ii) the amount of the Equity Financing. If the First Closing occurs, the funds in the Expense Reserve shall be released to the Company at the First Closing. If the First Closing does not occur, the funds in the Expense Reserve shall be released to Exercising Holders if this Agreement is terminated only when all claims for payment of any Transaction Fees that may be payable by the Company have been fully resolved.

(l) The Company may with the prior written consent of EFH and EFIH (such consent not to be unreasonably withheld, conditioned or delayed) modify the procedures set forth in this Section 2.2 or adopt such additional detailed procedures consistent with the provisions of this Section 2.2 to more efficiently administer the exercise of the Rights (including such modifications as may be deemed advisable in connection with the Private Letter Ruling).

ARTICLE III

THE UNSUBSCRIBED SHARES COMMITMENT

Section 3.1 The Unsubscribed Shares Commitment. On the terms and subject to the conditions set forth in this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Investor, on the First Closing Date for the Purchase Price per Share, such Investor’s Allotted Portion of the Unsubscribed Shares (taking into account any adjustments thereto in accordance with Article II), rounded down to the nearest whole number to avoid fractional shares (such obligation to purchase the Unsubscribed Shares, the “Unsubscribed Shares Commitment”), provided that the aggregate Unsubscribed Shares Commitment shall not exceed $5,087,250,000.

Section 3.2 Funding the Unsubscribed Shares Commitment.

(a) On the fifth (5th) Business Day following the delivery of the Purchase Notice (the “Backstop Funding Date”), subject to the prior funding into the Escrow Account pursuant to Article II of the proceeds, if any, of the exercise of the Rights and the substantially concurrent funding of the aggregate Investment Commitments (as such term is defined under the Equity Commitment Letter) into escrow pursuant to the Equity Commitment Letter, each Investor shall pay an amount equal to its Unsubscribed Shares Commitment into the Escrow Account by any combination of (i) wire transfer of cash in immediately available funds, or (ii) delivering to the Subscription Agent a Qualifying Letter of Credit in an amount equal to such amount. Additionally, if the Subscription Agent delivers an updated Purchase Notice to reflect withdrawals in accordance with Section 2.2(i), no later than the earlier of (i) the fifth (5th) Business Day following the delivery of such updated Purchase Notice and (ii) the First Closing Date, each Investor shall pay into the Escrow Account, an amount equal to its Allotted Portion of the funds and Qualifying Letters of Credit released from the Escrow Account pursuant to Section 2.2(i) relating to such withdrawals, by any combination of (i) wire transfer of cash in immediately available funds or (ii) delivering to the Subscription Agent a Qualifying Letter of Credit in an amount equal to such amount.

(b) The Escrow Agreement shall provide that (i) the Subscription Agent shall draw the full amount of each Qualifying Letter of Credit at the First Closing, in accordance with the terms of the Escrow Agreement only upon written instruction signed by the Company, and (ii) the funds held in the Escrow Account (including all amounts (A) funded pursuant to the Rights Offering, and (B) drawn in accordance with the Escrow Agreement under the Qualifying Letters of Credit) shall be released to the Company in accordance with the terms of the Escrow Agreement only upon written instruction signed by the Company and only if all Qualifying Letters of Credit held by the Subscription Agent have been fully funded in accordance with their terms. The Company shall provide such written instruction upon the satisfaction of each of the conditions set forth in Section 9.1 and Section 9.2.

(c) The proceeds of each Investor’s Backstop Commitment shall be used by the Purchasers, together with the proceeds of the Debt Financing (including any Alternative Debt Financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.17 of the Merger Agreement), the proceeds of the Rights Offering, the contributions pursuant to the Equity Commitment Letter and cash on hand of EFH and its Subsidiaries (other than the Oncor Entities), solely for the purpose of funding the Repayment of Claims and the payment of fees and expenses for which the Company or the Surviving Company is responsible pursuant to the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, the aggregate Backstop Commitments may be reduced in accordance with Section 2.1 of the Company Disclosure Letter, and the Backstop Commitment and, if applicable, the corresponding Unsubscribed Shares Commitment of each Investor shall be reduced accordingly on a pro rata basis.

(d) If the amount of the Unsubscribed Shares Commitment of each Investor is reduced in accordance with Section 2.1 or Section 3.2(c) after the Backstop Funding Date, then the Company shall promptly deliver to each Investor, EFH, EFIH and the Subscription Agent a written notice of such reduction (a “Reduction Notice”), if applicable, attaching a revised Schedule 1 to reflect the reduction of the Unsubscribed Shares Commitment of each Investor and (i) each applicable Investor shall cause any Qualifying Letter of Credit issued on its behalf, and that does not, by its terms, provide for the automatic reduction of the amount of such Qualifying Letter of Credit in accordance with Section 2.1 or Section 3.2(c) hereof, to be promptly replaced (and in any event, within two (2) Business Days of receipt of the Reduction Notice) with a new Qualifying Letter of Credit in an amount equal to such Investor’s reduced Unsubscribed Shares Commitment in Schedule 1 (taking into account any cash which will remain in the Escrow Account in respect of such reduced Unsubscribed Shares Commitment and the reduction in such amount in accordance with Section 2.2(i)), and (ii) the Company shall promptly give written notice to the Subscription Agent to release to each applicable Investor from the Escrow Account each Qualifying Letter of Credit that has been so replaced or, to the extent any Investor has funded its Unsubscribed Shares Commitment with cash, an appropriate amount of cash to reflect the reduction of such Investor’s Unsubscribed Shares Commitment set forth in the Reduction Notice (after taking into account the amount of any Qualifying Letter of Credit that will remain in the Escrow Account in respect of such reduced Unsubscribed Shares Commitment).

(e) Each Investor may effect the funding of its Unsubscribed Shares Commitment directly or indirectly through one or more direct or indirect Subsidiaries of such Investor or any investment fund or funds advised or managed by an Affiliate of such Investor or any other investor or investors that is a limited partner of any such investment fund in accordance with Section 3.5(a). An Investor shall not be under any obligation under any circumstances to contribute more than its Backstop Commitment pursuant to the terms of this Agreement.

(f) If this Agreement is terminated in accordance with its terms, the Company shall provide a written termination notice to the Subscription Agent, as promptly as practicable following such termination. The Escrow Agreement shall provide that, upon the Subscription Agent’s receipt of such termination notice, the Subscription Agent shall promptly return all letters of credit and all funds held in the Escrow Account by wire transfer of immediately available funds to the applicable Rights Holders and Investors.

(g) Notwithstanding anything to the contrary herein, the Company and any Investors that are registered investment companies pursuant to the Investment Company Act may mutually agree to the issuance by the Company to such Investor of equity interests or promissory notes or any appropriate arrangements agreed to by the Company and such Investors that enable such Investors to fulfil their obligations under the Backstop Agreement and comply with the applicable restrictions and limitations imposed on them under the Investment Company Act.

(h) All cash contributions or cash payments in respect of the Unsubscribed Shares Commitment hereunder shall be made in lawful money of the United States, in immediately available funds and paid strictly in accordance with the timing and the terms and conditions set forth in this Agreement and the Merger Agreement.

Section 3.3 Alternative Financing.

(a) If and to the extent that one or more Investors fails to fund all or any portion of its Unsubscribed Shares Commitment (such amount, the “Default Amount”) as and when required under this Agreement (each such Investor, a “Defaulting Investor” and each such default, an “Investor Default”), then each Investor that is not a Defaulting Investor (the “Non-Defaulting Investors”), shall have the right, but not the obligation, within twenty (20) Business Days (the “Cure Period”) following receipt of the first written notice from the Company, EFH or EFIH of an Investor Default, to fund any portion of the Default Amount, on the terms and subject to the conditions set forth in this Agreement. If the Non-Defaulting Investors desire to assume all or any portion of any Default Amount that, in the aggregate, exceeds the Default Amount (each such party, an “Overfunding Party”), then such Default Amount shall be allocated among the Overfunding Parties as determined by agreement among the Overfunding Parties, or in the absence of agreement, among the Overfunding Parties based on their respective Pro Rata Shares (as defined below). As used in this Agreement, “Pro Rata Share” means, with respect to an Investor, the ratio of the Backstop Commitment of such Investor to the Backstop Commitments of all of the Investors; provided, that whenever such term is used in a provision that refers to an Investor as a member of a group that represents a subset of all Investors (such as the Non-Defaulting Investors or the Overfunding Parties), such ratio shall be calculated on the basis of the aggregate Backstop Commitments of all of the Investors who are members of such group (rather than all of the Investors). If all or any portion of the Default Amount is not assumed and funded by the Non-Defaulting Investors during the Cure Period, the Company has the right, within 30 Business Days following expiration of the Cure Period, to assign to one or more Transferee Investors the remaining portion of the Unsubscribed Shares Commitment of the Defaulting Investor without the consent of EFH or EFIH; provided, that any such Transferee Investor assumes and funds the applicable amount within such 30 Business Day period. The arrangements pursuant to which any Default Amount is cured pursuant to this Section 3.3(a) is referred to as an “Alternative Financing”. Following any assumption of a Default Amount in accordance with this Agreement, the Company and the Investors shall revise and update Schedule 1 hereto to reflect any changes in the identity of the Investors and their Unsubscribed Shares Commitments.

(b) Any Defaulting Investor shall immediately and without any further action of any party, forfeit any right to its Backstop Premium pursuant to Section 4.1 (a “Forfeited Fee”). Any such Forfeited Fee shall be allocated instead to the Non-Defaulting Investors and Transferee Investors that assume the obligation to fund the Default Amount in accordance with the provisions of this Section 3.3.

(c) If an Investor Default occurs, EFH, EFIH and the Company agree that the First Closing Date shall be delayed only to the extent necessary to allow for an Alternative Financing to be completed within the time frame established in Section 3.3(a); provided, that in no event shall the First Closing Date be delayed more than fifty (50) Business Days without the prior written consent of EFH, EFIH and the Company.

(d) Notwithstanding anything to the contrary contained herein, nothing in this Section 3.3 shall relieve any Defaulting Investor of any of its obligations hereunder.

Section 3.4 Issuance and Delivery of Unsubscribed Shares.

(a) Issuance of the Unsubscribed Shares will be made by the Company to the account of each applicable Investor (in accordance with its Allotted Portion) on the First Closing Date, contemporaneously upon the release of funds deposited by such Investor and held in the Escrow Account pursuant to Section 3.2(b) to the Company on the First Closing Date equal to the aggregate Purchase Price for such Investor’s Allotted Portion of the Unsubscribed Shares, and such Unsubscribed Shares shall be delivered on the First Closing Date or as promptly as reasonably practicable thereafter.

(b) All Unsubscribed Shares will be issued with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any, including pursuant to Section 1146 of the Bankruptcy Code) in connection with such delivery duly paid by the Surviving Company out of the proceeds of the Equity Financing.

(c) Unless an Investor requests in writing delivery of a physical Share certificate, the entry of any Shares to be delivered pursuant to this Agreement into the account of an Investor pursuant to the Company’s book entry procedures shall be deemed delivery of such Shares for purposes of this Agreement.

Section 3.5 Transfer, Designation and Assignment Rights.

(a) Any Investor may, from time to time during the period from the date hereof until the First Closing, (a) freely Transfer all or any portion of its rights and obligations in connection with its Backstop Commitment to (i) one or more of its direct or indirect Subsidiaries, Affiliates or investment funds, funds or accounts that are advised, managed or controlled by such Investor or its Affiliates (other than a portfolio company) (an “Affiliated Transferee”) or (ii) to another Investor or one or more of its Affiliates or (b) with the prior written consent of EFH and EFIH, on the one hand, and the Company (together with EFH and EFIH, the “Backstop Commitment Beneficiaries”), on the other hand, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, transfer all or any portion of its Backstop Commitment to one or more other entities (each such Affiliated Transferee, Investor or other entity, a “Transferee Investor”); provided, that, in the case of any Transfer of a Backstop Commitment pursuant to this Section 3.5 (each, a “Transferred Backstop Commitment”), it shall be a condition to any such Transfer that the applicable Transferee Investor (i) shall execute (A) a Commitment Joinder Agreement confirming its agreement to assume and be bound by the obligations of the applicable transferring Investor in respect of the Transferred Backstop Commitment and any other obligations of the Investors hereunder relating thereto, and (B) a joinder to the Guarantee attached hereto as Exhibit B, confirming its agreement to assume and be bound by the rights and obligations of the applicable transferring Investor under the Guarantee that are attributable to the Transferred Backstop Commitment, and (ii) if such Transfer occurs after the Backstop Funding Date and the transferring Investor has paid its Backstop Commitment by way of a Qualifying Letter of Credit, shall deliver to the Subscription Agent either cash or a Qualifying Letter of Credit in the amount of the Transferred Backstop Commitment, and (iii) is a holder of, or has committed to hold by no later than two (2) Business Days after the date that the Bankruptcy Court has entered the Confirmation Order (the “Certification Date”), at least $1,000,000 in aggregate principal amount of Rights Offering Allowed Claims, unless otherwise waived by the Company; provided, further, that, in each case, except as otherwise explicitly provided in this Section 3.5(a) (x) no such Transfer will eliminate or modify in any manner the transferring Investor’s obligations hereunder, unless otherwise agreed in writing by the Backstop Commitment Beneficiaries (in each case, in each such party’s sole discretion) and (y) if the transferring Investor has paid its Backstop Commitment by way of a cash deposit in the Escrow Account, such cash deposit shall either remain in the Escrow

Account for the account of the Transferee Investor or be concurrently replaced by the Transferee Investor. Notwithstanding the foregoing, following the Backstop Funding Date, the consent of neither the Company nor EFH and EFIH shall be required for an Investor to Transfer all or any portion of a Transferred Backstop Commitment if the transferring Investor has fully funded such transferring Investor’s Backstop Commitment in accordance with Section 3.2(a) of this Agreement (and such amount shall either remain in the Escrow Account for the account of the Transferee Investor or be concurrently replaced by the Transferee Investor) and provides prior written notice of such Transfer to each other Investor and otherwise complies with the requirements of this Section 3.5(a) applicable to such Transfers. If a transferring Investor is permitted to Transfer all or any portion of its Backstop Commitment without the prior written consent of the Company, EFH or EFIH in accordance with this Section 3.5(a), then upon duly completing such Transfer in accordance with this Section 3.5(a), the transferring Investor shall have no further obligations hereunder with respect to the Transferred Backstop Commitment. Following any Transfer of a Transferred Backstop Commitment in accordance with this Agreement, the Company and the Investors shall revise and update Schedule 1 hereto to reflect any changes in the identity of the Investors and their Backstop Commitments.

(b) Each Investor, severally and not jointly, agrees that it will not, directly or indirectly, assign, at any time prior to the First Closing Date or earlier termination of this Agreement in accordance with its terms, its rights and obligations under this Agreement or to Unsubscribed Shares or any interest or participation therein to any Person other than in accordance with this Section 3.5.

(c) Upon a valid Transfer of a Transferred Backstop Commitment in accordance with this Section 3.5, each transferring Investor shall cause any Qualifying Letter of Credit issued on its behalf to be promptly replaced with a new Qualifying Letter of Credit in the amount of such Investor’s reduced Unsubscribed Shares Commitment; provided, that if the Transferred Backstop Commitment is equal to the transferring Investor’s entire Backstop Commitment, the Company shall promptly send written notice to the Subscription Agent authorizing the return of the Qualifying Letter of Credit issued on behalf of the transferring Investor.

ARTICLE IV

BACKSTOP PREMIUM

Section 4.1 Backstop Premium. The Company shall pay to the Investors an aggregate number of shares of Common Stock having an aggregate value of $305,000,000, which shares shall be issued by the Company in accordance with Section 4.2, to the Investors in the proportions set forth in Schedule 1 to compensate the Investors for their Backstop Commitment (the “Backstop Premium”).

Section 4.2 Payment of Backstop Premium. Subject to Section 4 of the Equity Commitment Letter and Section 3.3(b) of this Agreement, the Backstop Premium shall be earned by the Investors on the date hereof and shall be paid by the Company to the Investors in the proportions set forth on Schedule 1 (as amended from time to time pursuant to Section 3.5) simultaneously with the issuance of the Unsubscribed Shares purchased pursuant to the Unsubscribed Shares Commitment, if any, on the First Closing Date. The Backstop Premium will be nonrefundable and non-avoidable when paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, each of the Investors as set forth below.

Section 5.1 (a) Capital Structure; Issuance.

(i) As of the date hereof, the membership interests of the Company consist of limited liability company interests owned exclusively by a subsidiary of Hunt Consolidated, Inc. As of the date of issuance of shares of Common Stock as a result of the transactions contemplated pursuant to this Agreement, the issued and outstanding capital stock of the Company will consist of a number of shares of Common Stock sufficient to consummate the transactions contemplated herein. All of the outstanding membership interests in the Company have been duly authorized, validly issued, fully paid and non-assessable (except to the extent that such non-assessability is limited, prior to the Conversion, by the Delaware LLC Act). There are no options to purchase shares of Common Stock issued and outstanding. Except as set forth in this Agreement, the Merger Agreement and the Equity Commitment Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any other Person to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired equity securities of or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) Each Person set forth in Section 5.1 of the Company Disclosure Letter is the registered and beneficial owner of the applicable membership interests in the Company set forth beside such Person’s name in Section 5.1 of the Company Disclosure Letter, with good title thereto, free and clear of all Liens.

(iii) Upon the issuance of shares of Common Stock as a result of the transactions contemplated pursuant to this Agreement, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

(iv) The Company does not have any Subsidiary or otherwise own any equity interest in any Person, except that if the First Closing occurs after March 31, 2016, the Company may own outstanding equity interests of a Person that is a real estate investment trust under Section 856 of the Code, which equity interests are listed on a recognized stock exchange, in such minimal amount as is reasonably necessary to qualify the Company as a real estate investment trust under Section 856 of the Code.

(b) Organization, Good Standing and Qualification. As of the date hereof, the Company is a limited liability company duly formed, validly existing and in good standing under the Delaware LLC Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. As of the date of issuance of shares of Common Stock as a result of the transactions contemplated pursuant to this Agreement, the Company will be a corporation duly incorporated, validly existing and in good standing under the Delaware General Corporation Law or Maryland General Corporation Law, as the case may be, and will have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially restrict or materially impair the ability of the Company to consummate the transactions contemplated hereby. The Company has made available to the Investors a complete and correct copy of the organizational or comparable governing documents of the Company, as in effect on the date of this Agreement.

(c) Authority. The Company has approved this Agreement and the transactions contemplated hereunder and no vote or consent of any equity holder or other stakeholder of the Company is necessary to approve the transactions contemplated hereunder or this Agreement on behalf of the Company. As of the date hereof, the Company has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement including the issuance of the Rights and the Shares pursuant to the Rights Offering and this Agreement. As of the date of issuance of shares of Common Stock as a result of the transactions contemplated pursuant to this Agreement, the Company will have all requisite corporate power and authority and will have taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement including the issuance of the Rights and the Shares pursuant to the Rights Offering and this Agreement. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company. This Agreement is enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Governmental Filings; No Violations; Etc.

(i) Other than (A) the Confirmation Order, (B) the filings and/or notices to, and consents, registrations, approvals, permits and authorizations required to be made or obtained under the Exchange Act and the Securities Act and under state or foreign securities or Blue Sky Laws, (C) the Parent Approvals set forth in the Merger Agreement in connection with the Transactions, (D) the filings and/or notices to, and consents, registrations, approvals, permits and authorizations required under the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Exchange, as applicable, to consummate the transactions contemplated herein and (E) the filings to be made to effect the Conversion under the Delaware LLC Act and the Delaware General Corporation Law or Maryland General Corporation Law, as the case may be, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereunder, including the issuance of the Rights and the Shares pursuant to the Rights Offering and this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereunder will not, constitute or result in (A) a breach or violation of, or a default under, the organizational or comparable governing documents of the Company or (B) with or without notice, lapse of time or both, a breach or violation of, a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company pursuant to, any Contracts binding upon the Company or any Laws or governmental or non-governmental permit or license to which the Company is subject, except, in the case of clause (B), for any such breach, violation, default, creation, acceleration, that would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

(e) Issuance. The Shares to be issued and sold by the Company to the Investors hereunder, when such Shares are issued and delivered against payment therefor by the Rights Holders and the Investors, as applicable, shall have been duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights, other than any rights contained in the organizational or other governing documents of the Company or any shareholders agreement to which one or more of the Investors shall be a party.

(f) No Assets or Liabilities. Other than the rights and obligations of the Company pursuant to this Agreement, the Merger Agreement, the Equity Commitment Letter and the other Transaction Agreements to which the Company is a party, the Company has never had nor has, directly or indirectly, any material liabilities of any nature (whether absolute, accrued, contingent or otherwise), nor has the Company ever held or owned and does not hold or own any material assets.

(g) Registration Statement and Prospectus. The Registration Statement and any post-effective amendment thereto, as of the Securities Act Effective Date, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the applicable filing date of the Prospectus and any amendment or supplement thereto and as of the First Closing Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor represents and warrants as to itself only, and agrees with the Company, severally and not jointly, as set forth below.

Section 6.1

(a) Organization. Such Investor is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

(b) Power and Authority. Such Investor has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement (a) has been duly and validly executed and delivered by such Investor and (b) upon the entry of the Approval Order and the expiration, or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rule 6004(h), will constitute the valid and binding obligations of such Investor, enforceable against such Investor in accordance with its terms.

(d) Governmental Filings; No Violations; Etc.

(i) No filings, reports, notices, consents, registrations, approvals, permits or authorizations are required to be made by such Investor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Investor from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by such Investor and the consummation by such Investor of the transactions contemplated hereunder, other than as may be required by Section 13 and Section 16 of the Exchange Act.

(ii) The execution, delivery and performance of this Agreement by such Investor does not, and the consummation by such Investor of the transactions contemplated hereunder will not, constitute or result in (A) a breach or violation of, or a default under, the organizational or comparable governing documents of such Investor; or (B) with or without notice, lapse of time or both, a breach or violation of, a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of such Investor pursuant to, any Contracts binding upon such Investor or any Laws or governmental or non-governmental permit or license to which such Investor is subject, except, in the case of clause (B), for any such breach, violation, default, creation, acceleration, that would not reasonably be expected to prevent, materially delay or materially impair the ability of the Investor to consummate the transactions contemplated hereby.

(e) Claims. Such Investor will, from and after the Certification Date, hold at least $1,000,000 in aggregate principal amount of Rights Offering Allowed Claims.

(f) No Registration. Such Investor understands that the Shares to be sold to it pursuant to the Private Rights Offering and the Unsubscribed Shares Commitment, including through any Alternative Financing and the Backstop Premium (collectively, the “Investor Shares”), will not be registered under the Securities Act and are being sold to such Investor by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

(g) Investment Intent. Such Investor is acquiring the Investor Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

(h) Securities Laws Compliance. The Investor Shares will not be offered for sale, sold or otherwise transferred by such Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act.

(i) Sophistication. Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares to be acquired hereunder. The Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Investor Shares for an indefinite period of time), and such Investor can afford to suffer the complete loss of the Investor Shares and its investment in the Company. The Investor has sought independent legal, investment and tax advice in connection with its decision to acquire the Investor Shares to be purchased by it to the extent that such Investor has deemed such advice to be necessary or appropriate.

(j) Independent Investment Decision. Such Investor is making its own investment decision, which is not being made in conjunction with the investment decision of any other person to acquire a predetermined percentage of the shares of the Company or EFH.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF EFH AND EFIH

EFH and EFIH jointly and severally represent and warrant, and agree with the Company and the Investors, as set forth below.

Section 7.1

(a) Organization, Good Standing and Qualification. Each of EFH and EFIH is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, limited liability company or similar power and authority to own, lease, use and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation, limited liability company or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement).

(b) Authority. EFH and EFIH have each approved this Agreement and the transactions contemplated hereunder and no vote or consent of any equity holder of EFH or EFIH, or any other corporate or limited liability company action, is necessary to approve this Agreement or the transactions contemplated hereunder on behalf of EFH and EFIH (other than the requisite votes for approval of the Plan of Reorganization). Each of EFH and EFIH has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action necessary in order to execute and deliver this Agreement, and to perform its obligations hereunder and the consummation of the transactions contemplated hereunder.

(c) Execution and Delivery. This Agreement (a) has been duly executed and delivered by each of EFH and EFIH and subject to the entry of the Approval Order and the expiration, or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rule 6004(h), will constitute the valid and binding obligations of such entity, enforceable against such entity in accordance with its terms.

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1 Notification. The Company shall notify, or cause the Subscription Agent to notify the Investors, on each Friday during the Rights Exercise Period and on each Business Day during the five (5) Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by any of the Investors, of the aggregate number of Rights known by the Company to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

Section 8.2 Use of Proceeds. The Company will apply the net proceeds from the exercise of the Rights and the sale of the Unsubscribed Shares in accordance with the Merger Agreement.

Section 8.3 Securities Laws; Registration Statement. The Company shall take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Shares and the other transactions contemplated by this Agreement will be effected in accordance with the

Securities Act and the Exchange Act and any state or foreign securities or Blue Sky laws. The Company shall: (i) provide the Investors with a reasonable opportunity to review the Registration Statement, and any amendment or supplement thereto, before any filing with the SEC and shall duly consider in good faith any comments consistent with this Agreement, and any other reasonable comments of the Investors and their respective counsel; (ii) advise the Investors, promptly after it receives notice thereof, of the time when the Registration Statement has been filed or has become effective or any Prospectus or Prospectus supplement has been filed and shall furnish the Investors with copies thereof; (iii) advise the Investors promptly after it receives notice of any comments or inquiries by the SEC (and furnish the Investors with copies of any correspondence related thereto), of the issuance by the SEC of any stop order or of any order preventing or suspending the use of the Prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the SEC for the amending or supplementing of the Registration Statement or a Prospectus or for additional information, and in each such case, provide the Investors with a reasonable opportunity to review any such comments, inquiries, request or other communication from the SEC and to review any amendment or supplement to the Registration Statement or the Prospectus before any filing with the SEC, and to duly consider in good faith any comments consistent with this Agreement, and any other reasonable comments of the Investors and their respective counsel; and (iv) in the event of the issuance of any stop order or of any order preventing or suspending the use of a Prospectus or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.

Section 8.4 EFH and EFIH Cooperation. Prior to the First Closing, each of EFH and EFIH shall, and shall cause each of its Subsidiaries (other than the Oncor Entities, subject to Section 6.23 of the Merger Agreement) to provide commercially reasonable assistance and cooperation as reasonably requested by the Company in connection with the preparation of the Registration Statement and the Prospectus and to use their respective commercially reasonable efforts (a) to cause appropriate officers, agents and employees of EFH and EFIH and their respective Subsidiaries (other than the Oncor Entities, subject to Section 6.23 of the Merger Agreement) (i) to assist with the preparation of the Registration Statement, the Prospectus and other offering documents, projections and similar documents in connection therewith, (ii) to furnish the Company with, and authorize the inclusion in the Registration Statement and the Prospectus of, financial statements and financial and other pertinent information regarding EFH and its Subsidiaries as may be reasonably requested by the Company to consummate the Rights Offering and the registration of the Common Stock pursuant to this Agreement, which information shall not contain any untrue statement of a material fact relating to EFH or EFIH or omit to state a material fact relating to EFH or EFIH, (iii) execute and deliver customary certificates and other documents (excluding, in each case, an opinion or similar instrument) as may be reasonably requested by the Company in connection with the Rights Offering and the registration of the Common Stock pursuant to this Agreement, (iv) to participate in a reasonable number of customary due diligence and drafting sessions with the Company, the Investors and their respective Representatives and (v) to take actions necessary for the consummation of the Rights Offering and the registration of the Common Stock pursuant to this Agreement, and (b) to cause the independent certified public accountants of EFH and EFIH and their Subsidiaries (other than the Oncor Entities, subject to Section 6.23 of the Merger Agreement) to provide assistance to the Company, including providing consent, on a customary basis, to the Company to use their audit reports relating to EFH and EFIH and their Subsidiaries and to provide any necessary “comfort letters” and to prepare and deliver other customary documents and instruments.

Section 8.5 Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company or statements of the Company which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

Section 8.6 No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

Section 8.7 Listing. The Company shall use its commercially reasonable efforts to list and maintain the listing of the Common Stock on the New York Stock Exchange or the Nasdaq Global Select Market.

Section 8.8 Claims. On the Certification Date, each Investor and Transferee Investor shall deliver to the Company a written certification that such Investor or Transferee Investor holds at least $1,000,000 in aggregate principal amount of Rights Offering Allowed Claims. From and after the Certification Date, each Investor and Transferee Investor shall continue to hold at least $1,000,000 in aggregate principal amount of Rights Offering Allowed Claims.

Section 8.9 Transaction Expenses.

(a) Except with respect to the express obligations of the Investors to fund certain fees, costs and expenses pursuant to the Guarantee, EFH and EFIH shall, reimburse or pay, as the case may be, the reasonable documented out-of-pocket costs and expenses (including any Unreimbursed Transaction Expenses (as defined in the Merger Agreement) incurred or accrued by an Investor) incurred or accrued, from and after June 1, 2015 through the earlier of the Termination of this Agreement and the First Closing Date, by the Investors on a monthly basis within ten (10) Business Days of the submission of invoices therefor to EFH, in connection with (w) the exploration and discussion of this Agreement, the Merger Agreement and the Plan of Reorganization and the transactions contemplated hereby and thereby (including any expenses related to obtaining required consents of Governmental Entities and other Persons), (x) any due diligence related to this Agreement, the Merger Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, (y) the preparation and negotiation of this Agreement, the Merger Agreement, the other Transaction Agreements, the Plan of Reorganization (and related documents) and the proposed documentation of the transactions contemplated hereby and thereby and (z) the implementation of the transactions contemplated by this Agreement, the Merger Agreement, the other Transaction Agreements and the Plan of Reorganization (including any legal proceedings (A) in connection with the confirmation of the Plan of Reorganization and approval of the Disclosure Statement, and objections thereto, and any other actions in the Proceedings related thereto and (B) to enforce the Company’s rights against EFH or EFIH (but not against any other Investor) under this Agreement, the Merger Agreement, the other Transaction Agreements and the Plan of Reorganization) and any other judicial and regulatory proceedings in furtherance of this Agreement, the Merger Agreement, the Plan of Reorganization and any Transaction Agreement, including, in each case, the reasonable fees, costs, and expenses of (1) any outside counsel of the Investors, and (2) any other professionals or counsel reasonably retained by any Investor, but specifically excluding any filing fees of any Investor incurred or required to be paid in connection with any filings required to be made by such Investor or its Affiliates under the HSR Act (collectively, “Transaction Expenses”).

(b) The obligation of EFH and EFIH to pay Transaction Expenses shall not be conditioned or contingent upon the consummation of the transactions contemplated by this Agreement, the Merger Agreement or the Plan of Reorganization.

(c) The provision for the payment of Transaction Expenses is (and the order of the Bankruptcy Court approving this Agreement should so provide, that payment of such expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such expenses shall constitute an allowed administrative expense of EFH under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

(d) Within ten (10) Business Days of the entry of the Order of the Bankruptcy Court approving EFH’s entry into this Agreement, each Investor shall submit invoices to EFH with respect to the costs and expenses incurred at any time (whether before or after the date of this Agreement) through the date of such Order for which such Reimbursement Parties are entitled to reimbursement pursuant to this Section 8.9. The Company shall pay such costs and expenses in accordance with this Section 8.9 within ten (10) Business Days of its receipt of each such invoice.

(e) For the purposes of this Section 8.9, the term “Investor” shall not include Avenue Capital Management II, L.P.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 9.1 Conditions to the Release of Escrowed Funds. The obligations of the Company hereunder to provide the written instructions to the Subscription Agent in accordance with Section 3.2(b) shall be subject to the satisfaction on or prior to the Plan Effective Date of each of the following conditions, in addition to those set out in Section 9.2: (a) the satisfaction, or waiver by the Company and OV2 (if permissible), of each of the conditions to the obligations of the Company and OV2 set forth in Section 7.1 and Section 7.2 of the Merger Agreement, (b) the prior or substantially concurrent funding of the Debt Financing (including any Alternative Debt Financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.17 of the Merger Agreement), (c) the prior funding of the aggregate Unsubscribed Shares Commitment into the Escrow Account in accordance with Section 3.2(a), (d) the prior or substantially concurrent release of the funds held in escrow pursuant to the Equity Commitment Letter, (e) the substantially concurrent consummation of the First Closing and Plan Effective Date in accordance with the terms of the Merger Agreement and the Plan of Reorganization, and (f) the Registration Statement being effective not later than the Rights Distribution Date and continuing to be effective and there being no stop order having been entered by the SEC with respect thereto.

Section 9.2 Additional Conditions to Release of Escrowed Funds. The obligations of the Company hereunder to provide the written instructions to the Subscription Agent in accordance with Section 3.2(b) shall be subject to (unless waived by the Company in accordance with this Agreement) the satisfaction on or prior to the Plan Effective Date of each of the following conditions, in addition to those set out in Section 9.1:

(a) Representations and Warranties. The representations and warranties of each of (i) the Investors contained in Article VI and (ii) EFH and EFIH contained in Article VII, shall in each case be true and correct as of the date hereof and at and as of the First Closing Date with the same effect as if made on and as of the First Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(b) Covenants. Each of EFH and EFIH shall have performed and complied with, in all material respects, all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the First Closing Date. In addition, each of the Oncor Entities shall have performed and complied with, in all material respects, all of their respective covenants and agreements contained in the Oncor Letter Agreement that contemplate, by their terms, performance or compliance prior to the First Closing Date.

Section 9.3 Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement shall not survive the Effective Time or the termination of this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination Rights. This Agreement, and the obligations of the Parties, including without limitation any and all obligations that the Investors may have with respect to the Backstop Commitment, shall terminate, automatically and without the necessity of any action by or on the part of any Party or other Person, immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the First Closing Date; provided that, in case of this clause (b), the proceeds of the Rights Offering and the Unsubscribed Shares Commitment shall have been funded in accordance with Section 2.2(d) and Section 3.2(a), respectively, and the funds held in the Escrow Account shall have been released to the Company as contemplated by Section 3.2(b) prior to such termination, (c) the termination of the Investors’ obligations hereunder pursuant to Section 11.10 or (d) upon the written notice of the Company to EFH and EFIH, if the Company so elects, following the commencement of any Proceeding by either EFH or EFIH or any of their respective Affiliates against any Investor or any of their respective Related Parties under this Agreement, the Merger Agreement or any other Transaction Agreement or in connection with the transactions contemplated thereby other than to enforce the obligations of such Investor (i) under the Guarantee, (ii) any confidentiality agreement entered into by such Investor with either EFH or EFIH, (iii) as expressly permitted by the terms of any such agreement or (iv) any objection to the Claim (or any part of the Claim) of an Investor against EFH or EFIH.

Section 10.2 Effect of Termination. Upon termination under this Article X, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party except that the provisions of the covenants and agreements made by the Parties herein under Section 8.9, this Article X and Article XI will survive indefinitely in accordance with their terms.

Section 10.3 Failure to Fulfill Obligations. The right to terminate this Agreement pursuant to Section 10.1 shall not be available to EFH or EFIH if failure of either of them to fulfill any obligation under this Agreement has been a substantial factor contributing to the failure of the First Closing to occur on or before the Termination Date; provided that no such restriction shall limit the ability of EFH or EFIH to terminate any other Transaction Agreement in accordance with its terms.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to the Company:

Ovation Acquisition I, L.L.C. 1900 North Akard Street Dallas, Texas 75201
Attention: David Hernandez
Email: DHernandez@huntconsolidated.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P. 2001 Ross Ave., Suite 600 Dallas, Texas 75201
Attention:	Geoffrey L. Newton Luckey McDowell
Preston Bernhisel
Email:	geoffrey.newton@bakerbotts.com luckey.mcdowell@bakerbotts.com
preston.bernhisel@bakerbotts.com
and

White & Case LLP Wachovia Financial Center 200 South Biscayne Boulevard Suite 4900 Miami, Florida 33131
Attention:	Thomas E. Lauria
Email:	tlauria@whitecase.com
and White & Case LLP 1155 Avenue of the Americas New York, New York 10036
Attention:	Gregory Pryor
Email:	gpryor@whitecase.com

If to EFH and/or EFIH:

Energy Future Holdings Corp., et al.
Energy Plaza 1601 Bryan Street Dallas, Texas 75201
Attention:	General Counsel
Email:	stacey.dore@energyfutureholdings.com; and
awright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP 600 Travis St., Suite 3300 Houston, Texas 77002
Attention:	Andrew Calder
Amber Meek
Email:	andrew.calder@kirkland.com
amber.meek@kirkland.com

And

Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654
Attention:	James Sprayregen Marc Kieselstein
Chad Husnick
Steven Serajeddini
Email:	jsprayregen@kirkland.com mkieselstein@kirkland.com
chusnick@kirkland.com steven.serajedinni@kirkland.com

And

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Edward Sassower
Stephen Hessler
Brian Schartz
Email:	edward.sassower@kirkland.com
stephen.hessler@kirkland.com
bschartz@kirkland.com
If to any Investor:

To the address set forth on such Investor’s signature page hereto with copies (which shall not constitute notice) to:

White & Case LLP Wachovia Financial Center 200 South Biscayne Boulevard Suite 4900 Miami, Florida 33131
Attention:	Thomas E. Lauria
Email:	tlauria@whitecase.com

and White & Case LLP 1155 Avenue of the Americas New York, New York 10036
Attention:	Gregory Pryor
Email:	gpryor@whitecase.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier

Section 11.2 Assignment; Third Party Beneficiaries. This Agreement is not assignable (a) by either EFH or EFIH, without the prior written consent of the Company (and any purported assignment without such consent shall be null and void ab initio), (b) by any of the Investors, except in accordance with the terms and conditions contained herein (and any other purported assignment shall be null and void ab initio) or (c) by the Company without the prior written consent of EFH and EFIH (and any purported assignment without such consent shall be null and void ab initio). This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and their successors (including the corporation that will be the successor to Parent as provided in the Merger Agreement); except that as a material aspect of this Agreement the parties intend that all Related Parties shall be, and such Related Parties are, intended third party beneficiaries of this Agreement who may rely on and enforce the provisions of this Agreement that bar the liability, or otherwise protect the interests, of such Related Parties.

Section 11.3 Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as Exhibits, Annexes or Schedules to and the documents and instruments referred to in this Agreement) and the other Transaction Agreements constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties will continue in full force and effect.

Section 11.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL .

(a) THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY HERETO, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Transactions in any Delaware or federal court in accordance with the provisions of this Section 11.4(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS HEREUNDER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.

Section 11.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 11.6 Modification, Waiver or Amendments. Except as expressly provided herein, subject to the provisions of applicable Laws (including, if applicable, the approval of the Bankruptcy Court), at any time prior to the Effective Time, this Agreement (including Section 2.1 of the Company Disclosure Letter) may not be modified, waived or amended except by written agreement executed and delivered by duly authorized officers of the Company, EFH and EFIH; provided that, except as expressly provided herein, any amendment, waiver or modification to (i) the manner, timing or terms or conditions applicable to the funding of or release from escrow of the Backstop Commitment contemplated by any Investor (including Section 3.2(a), Section 3.2(b), and Section 9.1, but excluding any reduction to the aggregate amount of the Rights Offering, as contemplated by Section 2.1 of the Company Disclosure Letter), (ii) the requirement that the per Share purchase price be the same under this Agreement and the Equity Commitment Letter, (iii) the definition of “Pro Rata Share” or (iv) this Section 11.6 may not be made without each affected Investor executing a written instrument expressly authorizing such amendment or waiver prior thereto.

Section 11.7 Remedies. The sole obligations of the Investors in connection with this Agreement shall be their obligations expressly provided for in this Agreement in accordance with the terms and subject to the conditions hereof. Accordingly, EFH and EFIH agree that (i) EFH and EFIH do not have the right to enforce the Backstop Commitment and (ii) EFH and EFIH shall in no event seek to recover any amount from any Investor under this Agreement.

Section 11.8 Enforceability.

(a) This Agreement may only be enforced by the Company. No creditor of, or holder of a claim against or interest in, any of the Company, EFH or EFIH shall have any right to enforce this Agreement or to cause any of the Company, EFH or EFIH to enforce this Agreement, other than pursuant to any agreement among the Investors and the Company. Notwithstanding anything to the contrary in this Agreement, EFH and EFIH shall not be entitled to the benefit of the Backstop Commitments or to take any action or commence any Proceeding to enforce the same. Each Investor acknowledges and agrees, as to itself only, that, if on or prior to the Backstop Funding Date, the conditions to fund into the Escrow Account set forth in Section 3.2(a) have been satisfied and this Agreement has not been terminated in accordance with its terms, then the Company may seek specific performance of each Investor’s obligation to fund its Unsubscribed Shares Commitment in accordance with Section 3.2(a) (the “Specific Performance Right”). Each of the Investors agrees, severally as to itself and not jointly, not to oppose the granting of an injunction, specific performance or other equitable relief hereunder in the circumstances under which the Specific Performance Right is applicable, on the basis that the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. EFH and EFIH agree that, notwithstanding anything to the contrary contained in this Agreement, none of EFH or EFIH or their Affiliates shall be entitled to seek or obtain specific performance of any Investor’s obligations under this Agreement.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by EFH or EFIH in accordance with its specific terms or were otherwise breached by EFH or EFIH (including any provision requiring the payment of Transaction Expenses) and the Investors and the Company would not have an adequate remedy at law in the form of money damages. Accordingly, the parties acknowledge and agree that each Investor and the Company shall be entitled, prior to the valid termination of this Agreement in accordance with its terms or with respect to any provision of this Agreement that survives such termination, to enforce specifically the terms and provisions of this Agreement and to obtain an injunction, injunctions or any form of equitable relief to prevent breaches of this Agreement against EFH and EFIH. EFH and EFIH hereby agree that, to the extent they or any of their Affiliates incur losses arising from or in connection with a breach by any Investor of its representations, warranties, covenants or agreements contained in this letter agreement, in no event shall EFH or EFIH or their Affiliates seek to recover any money damages from (or seek any other remedy, including specific performance, based on any legal, contractual or equitable theory against) such Investor or any of its Related Parties.

Section 11.9 No Recourse. Notwithstanding anything to the contrary contained in this Agreement each of the Company, EFH and EFIH, by its acceptance of the benefits of this Agreement, hereby covenants, acknowledges and agrees that no Person other than the Parties and their permitted assignees shall have any obligation under this Agreement. The Company, EFH and EFIH further agree that, notwithstanding that the Investors (or any of their permitted assignees) may be a partnership or limited liability company, no recourse or right of recovery (whether at law, in equity, in contract, in tort or otherwise) under this Agreement shall be had against any Related Party (as defined below) of the Investors (or any of their permitted assignees) based upon the relationship of such Related Party to any Investor, or whether by or through attempted piercing of the corporate (or limited liability company or limited liability partnership) veil, or by invoking any alter ego theory, by or through any claim against or on behalf of the Purchasers, whether by the enforcement of any assessment or by or through any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Related Party, as such, for any obligations of the Investor under this Agreement or for any claim based on, in respect of, or by reason of such obligation or their creation. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall limit the obligations of any Related Party of the Investors, any Purchaser or any other Person under any other Transaction Agreement or Commitment Document (as defined in the Merger Agreement) to which it is a party for the benefit of the other parties thereto in accordance with the terms and subject to the limitations set forth therein and nothing in this Section 11.9 shall restrict the obligations of any Investor under this Agreement. “Related Party” means, with respect to any Investor, (x) any former, current or future equity holder, controlling person, director, officer, employee, agent, advisor, representative, Affiliate, member, manager, general or limited partner of such Investor and (y) any former, current or future equity holder, controlling person, director, officer, employee, agent, advisor, representative, Affiliate, member, manager, general or limited partner of the foregoing; provided that for the avoidance of doubt the Purchasers shall not be considered Related Parties of any Investor.

Section 11.10 Certain Claims. In addition to the foregoing, if EFH or EFIH or any of their respective Affiliates (i) asserts any claim or commences any Proceeding in which an allegation is made that any of the limitations on any Investor’s liability herein are illegal, invalid or unenforceable in whole or in part, (ii) asserts, in writing, any theory of liability against any Investor or its Affiliates with respect to the transactions contemplated by the Merger Agreement or hereunder, other than to enforce any Investor’s obligation under the express terms of the Guarantee or (iii) otherwise seeks, in writing, as a remedy (excluding disallowance of the claim (or any part of the claim) of an Investor against EFH or EFIH) anything other than enforcing any Investor’s obligation under the express terms of the Limited Guarantee, then, upon the written notice of the Company if it so elects, (A) the Investors’ obligations under this Agreement shall terminate ab initio and be null and void, (B) if any Investor has previously made any payments or funded its Backstop Commitment under this Agreement, such Investor shall be entitled to recover such payments and the Company shall return or cause to be returned (by the Subscription Agent or otherwise) to such Investor any such payments received by the Company or any of their respective designees, or the Subscription Agent, in the event of such assertion or requirement from EFH or EFIH or any of their respective Affiliates and (C) no Investor or its Affiliates shall have any liability to any Person in connection with the Merger Agreement, the Equity Commitment Letter, any other Transaction Agreement, the Plan of Reorganization or this Agreement, whether based upon contract, tort or any other claim or legal theory and whether at law or equity. The foregoing sentence shall survive any termination of this Agreement.

Section 11.11 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 11.12 No Reliance. No Investor or any of its Related Parties shall have any duties or obligations to the other Investors in respect of this Agreement or the transactions contemplated hereby, except those expressly set forth herein or in another written agreement to which such Investor or its Related Parties are parties. Without limiting the generality of the foregoing, (a) no Investor or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Investors, (b) no Investor or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Investor, (c) (i) no Investor or any of its Related Parties shall have any duty to the other Investors to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Investors any information relating to the Company, either Backstop Commitment Beneficiary or any of their respective Subsidiaries that may have been communicated to or obtained by such Investor or any of its Affiliates in any capacity and (ii) no Investor may rely, and confirms that it has not relied, on any due diligence investigation that any other Investor or any Person acting on behalf of such other Investor may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Investor acknowledges that no other Investor is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or its Backstop Commitment.

Section 11.13 Confidentiality. This Agreement shall be treated by EFH and EFIH as strictly confidential and is being provided to EFH and EFIH solely in connection with the Merger Agreement and the transactions contemplated thereby. This Agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement) by EFH and EFIH, except with the written consent of each of the Investors; provided, however, that EFH and EFIH may disclose such information to the extent necessary to comply with and prevent violation of applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings or filings with the Bankruptcy Court, in each case relating to the transactions contemplated by the Merger Agreement or hereunder. Notwithstanding the foregoing, this Agreement may be provided by EFH and EFIH to their agents and legal, financial, accounting or other advisors or representatives who have been directed to treat this Agreement as confidential, with the understanding that EFH and EFIH shall inform such agents and advisors of the confidential nature of this Agreement and their need to so treat this Agreement as confidential.

Section 11.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

OVATION ACQUISITION I, L.L.C.

By:	/s/ Hunter L. Hunt
Name:	Hunter L. Hunt
Title:	President

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer

Exhibit A

Commitment Joinder Agreement

                         , 201

Ovation Acquisition I, L.L.C.

1900 North Akard Street

Dallas, Texas 75201

Attention: Management Committee

Energy Future Holdings Corp.

Energy Future Intermediate Holding Company LLC

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: Boards of Directors

Ladies and Gentlemen:

Reference is made to that certain Backstop Agreement, dated as of August 9, 2015 (the “Backstop Agreement”), among Ovation Acquisition I, L.L.C., Energy Future Holdings Corp. and Energy Future Intermediate Holding Company LLC and the Investors (as defined in the Backstop Agreement). Capitalized terms used but not defined herein have the meanings ascribed to them in the Backstop Agreement.

The undersigned hereby (i) acknowledges that it has received and reviewed a copy of the Backstop Agreement, and (ii) represents and warrants that, from and after the Certification Date, it will hold at least $1,000,000 in aggregate principal amount of Rights Offering Allowed Claims and (iii) agrees to assume and be bound by the obligations of [                                ] in respect of the Transferred Backstop Commitment set forth on the signature page hereof, and to observe and comply with, all of the terms and provisions of the Backstop Agreement that are applicable with respect to such Transferred Backstop Commitment as if an original party hereto.

The undersigned also represents and warrants that, without limiting the generality of any representations and warranties made by the undersigned in any subscription agreement executed by it as a condition to its admission to the Company, the undersigned is a qualified institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act of 1933, as amended, or a qualified “accredited investor” as defined in Rule 501(a)(8) of Regulation D, but only to the extent all of the equity owners thereof are investors which are qualified institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed as of the date first written above.

[ ]

By:
Name:
Title:

Transferred Commitment:

Investor	Backstop Commitment			Pro Rata Share		Percentage of Backstop Premium
[•]	$	[	•]	[	•]%	[	•]%